Exhibit 21.1

Subsidiaries of Registrant

Entity Name	Jurisdiction of Organization	% Ownership
LTX International Inc., Domestic International Sales Corporation (DISC)	Delaware	100
LTX (Deutschland) GmBH	Germany	100
LTX France S.A.	France	100
LTX Test Systems Corporation	Delaware	100
LTX (Italia) S.r.	Italy	100
LTX (Foreign Sales Corporation) B.V.	The Netherlands	100
LTX Asia International, Inc.	Delaware	100
LTX Israel Limited	Israel	100
LTX (Malaysia) SDN.BHD	Malaysia	100
LTX LLC	Delaware	100
LTX (Shanghai) Co., Ltd.	China	100
Credence Capital Corporation	California	100
Credence GmbH	Germany	100
Credence International Limited, Inc.	Delaware	100
Wholly owned subsidiary:
Credence Korea Ltd.	South Korea	100
Credence International Ltd.	British Virgin Islands	100
Wholly owned subsidiaries:
Credence Malta Limited	Malta	100
Credence Systems Pte Ltd.	Singapore	100
Credence Systems Ireland Limited	Rep. of Ireland	100
NPTest de Costa Rica SA.	Costa Rica	100
NPTest (Philippines) Inc.	Philippines	100
NPTest UK Ltd.	United Kingdom	100
Wholly owned subsidiary:
Credence France SAS	France	100
Credence Systems KK	Japan	100
Credence Systems (M) Sdn BhD	Malaysia	100
Credence Systems (P), Inc.	Philippines	100
Credence Europa Ltd.	United Kingdom	100
Wholly owned subsidiaries:
Credence Systems (UK) Limited	United Kingdom	100
Credence Italia Srl	Italy	100
Credence Systems Armenia L.L.C.	Republic of Armenia	100